CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion by reference of our report, dated January 31, 2004, except as to Note 17 which is at February 3, 2005, on the consolidated balance sheet of Silverado Gold Mines Ltd. as at November 30, 2003, and the consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended in the Form S-8 Registration Statements of Silverado Gold Mines Ltd. filed with the United States Securities and Exchange Commission on August 22, 2003 and January 14, 2004.

Vancouver, Canada	“Morgan & Company”
March 29, 2005	Chartered Accountants

Tel: (604) 687-5841 Fax: (604) 687-0075 www.morgan-cas.com	P.O. Box 10007 Pacific Centre Suite 1488 - 700 West Georgia Street Vancouver, B.C. V7Y 1A1